Exhibit 3.2

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

CAR CHARGING GROUP, INC. (formerly, NEW IMAGE CONCEPTS, INC.)

Car Charging Group, Inc. (formerly, New Image Concepts, Inc.), a Nevada Corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on December 7, 2009 (i) authorizing a series of the Corporation’s previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 20,000,000 shares of Series A Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the 20,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), to consist of 20,000,000 shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights;

1.           Voting.  Holders of the Series A Preferred Stock shall have five (5) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder’s shares of Series A Preferred Stock are then convertible, as provided in Section 4, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

2.           Dividends.  The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3.           Liquidation Preference.  Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, eight times that sum available for distribution to common stock holders.

4.1           Conversion.  At any time on or after the date of issuance, the holder of any such shares of Series A Preferred Stock may, at such holder's option, elect to convert (a "Conversion") all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and non-assessable shares of Common Stock on a 2.5:1 basis (the “Conversion Rate”).  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.  In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

No holder of Series A Preferred Stock shall be entitled to conduct a Conversion which would result in such shareholder beneficial owning more than 4.99% of the outstanding shares of Common Stock of the Company after such Conversion.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.  Subject to the foregoing, the Subscriber shall not be limited to aggregate conversions of only 4.99% and aggregate conversions by the Subscriber may exceed 4.99%.  The Subscriber may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company.  Subscriber may allocate which of the equity of the Company deemed beneficially owned by Subscriber shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

4.2              Adjustments to Conversion Rate and Certain Other Adjustments. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred Stock shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the Series A Preferred Stock holders:

(a)          Stock Dividends, Recapitalization, Reclassification, Split-Up. If, prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)          No Aggregation of Shares. If prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on Conversion shall not be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)          Mergers or Consolidations. If at any time or from time to time prior to the date of a Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock, then as a part of such capital reorganization, provision shall be made so that each holder of outstanding  Series A Preferred Stock at the time of such Reorganization shall thereafter be entitled to receive, upon a Conversion, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon Conversion by such holder would be entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of the Series A Preferred Stock remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above.

(d)       Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

5.           Vote to Change the Terms of or Issue Series A Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock shall be required for (i) any change to  the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock, or (ii) any issuance of additional shares of Series A Preferred Stock.

6.            Notices.  In case at any time:

(a)           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b)           there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series A Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

7.           Record Owner. The Corporation may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

8.           Register.  The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series A Preferred Stock.  Upon any transfer of shares of Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

EXHIBIT A
CAR CHARGING, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock dated November ___, 2009 (the “Certificate of Designations”), of Car Charging, Inc., a Nevada Corporation (the “Corporation”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”) indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Please confirm the following information:

Number of shares of Common Stock
to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:
Facsimile Number:
Authorization:
By:
Title:

Applicable only if the Transfer Agent is a participant in the electronic book entry transfer program:

Account Number:
(if electronic book entry transfer):
Transaction Code Number
(if electronic book entry transfer):
Participant Code:

THIS NOTICE MUST BE DELIVERED TO THE TRANSFER AGENT:

WITH AN ADDITIONAL COPY TO BE MAILED TO THE CORPORATION